Exhibit 99.1

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2013

Independent Auditor’s Report

To the Members of Ruby Pipeline Holding Company, L.L.C.:

We have audited the accompanying consolidated financial statements of Ruby Pipeline Holding Company, L.L.C. (the "Company") and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, of members’ equity and of cash flows for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 11, 2014

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2013
(In Millions)

Revenues	$337
Operating Costs and Expenses
Operations and maintenance	15
Depreciation and amortization	106
Taxes, other than income taxes	30
Total Operating Costs and Expenses	151
Operating Income	186

Interest expense, net	(100)
Net Income	$86

The accompanying notes are an integral part of this financial statement.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
As of December 31, 2013
(In Millions)

ASSETS
Current assets
Cash and cash equivalents	$7
Accounts receivable	30
Inventories	4
Regulatory assets	28
Fair value of derivative contracts	4
Other current assets	3
Total current assets	76

Property, plant and equipment, net	3,470
Regulatory assets	86
Unamortized debt issuance costs	9
Deferred charges and other assets	4
Total Assets	$3,645

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of debt	$72
Accounts payable	9
Fair value of derivative contracts	30
Accrued interest	15
Other current liabilities	4
Total current liabilities	130

Long-term liabilities and deferred credits
Long-term debt	1,219
Fair value of derivative contracts	49
Other long-term liabilities and deferred credits	18
Total long-term liabilities and deferred credits	1,286
Total Liabilities	1,416

Commitments and Contingencies (Note 7)
Members’ Equity	2,229
Total Liabilities and Members’ Equity	$3,645

The accompanying notes are an integral part of this financial statement.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2013
(In Millions)

Cash Flows From Operating Activities
Net Income	$86
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106
Amortization of debt issuance costs	2
Amortization of loss on reacquired debt	29
Other	1
Changes in components of working capital:
Accounts payable	2
Accrued taxes, other than income	1
Other current assets and liabilities	(4)
Net change in derivative instrument assets and liabilities	(30)
Net Cash Provided by Operating Activities	193
Cash Flows From Investing Activities
Capital expenditures	(7)
Net Cash Used in Investing Activities	(7)
Cash Flows From Financing Activities
Repayments of debt	(72)
Distributions to common interest holder	(26)
Distributions to preferred interest holder	(91)
Net Cash Used in Financing Activities	(189)
Net Change in Cash and Cash Equivalents	(3)
Cash and Cash Equivalents, beginning of period	10
Cash and Cash Equivalents, end of period	$7

Supplemental Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$98

The accompanying notes are an integral part of this financial statement.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
STATEMENT OF MEMBERS’ EQUITY
For the Year Ended December 31, 2013
(In Millions)

	Common Interest	Preferred Interest	Total
December 31, 2012	$1,492	$768	$2,260
Net (Loss) Income	(5)	91	86
Distributions	(26)	(91)	(117)
December 31, 2013	$1,461	$768	$2,229

The accompanying notes are an integral part of this financial statement.

RUBY PIPELINE HOLDING COMPANY, L.L.C. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
1. General
We are a Delaware limited liability company organized in November 2007 to own and operate Ruby Pipeline, L.L.C. When we refer to “us,” “we,” “our,” or “ours,” we are describing Ruby Pipeline Holding Company, L.L.C. and/or our subsidiaries. As of December 31, 2013, we are equally owned by El Paso Ruby Holding Company, L.L.C., a wholly owned subsidiary of Kinder Morgan, Inc. (KMI), and a group of investment funds managed by Global Infrastructure Partners. Effective at the close of business on April 30, 2014, El Paso Pipeline Partners, L.P. (EPB), an indirect subsidiary of KMI, acquired from KMI the 50% equity interest in us that was held by El Paso Ruby Holding Company, L.L.C.

We own a natural gas transmission system which consists of 683 miles of 42 inch pipeline and multiple compressor stations with approximately 157,000 horsepower of compression. The total design capacity of the pipeline is approximately 1.5 billion cubic feet per day. This pipeline extends from Wyoming to Oregon providing natural gas supplies from the major Rocky Mountain basins to consumers in California, Nevada and the Pacific Northwest region. Our operations are regulated by the Federal Energy Regulatory Commission (FERC) under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the Energy Policy Act of 2005. The FERC approves the tariff that establishes rates, cost recovery mechanisms and other terms and conditions of service to our customers.

We have evaluated subsequent events through June 11, 2014, the date the financial statements are available to be issued.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared our accompanying financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States and referred to in this report as the Codification.

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others, and set out below are the principal accounting policies we apply in the preparation of our financial statements.

Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Accounts Receivable

We establish provisions for losses on accounts receivable due from shippers and operators if we determine it is probable we will not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust our allowance as necessary using the specific identification method. We did not have an allowance for doubtful accounts as of December 31, 2013 or bad debt expense for the year ended December 31, 2013.

Inventories

Our inventories, which consist of materials and supplies, are valued at the lower of cost or market value with cost determined using the average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the amount of natural gas delivered from or received by a pipeline system differs from the scheduled amount to be delivered or received. We value these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff. Imbalances due from others are reported in the Balance Sheet as “Other current assets.” Imbalances owed to others are reported in the Balance Sheet as “Other current liabilities.” We classify all imbalances as current as we expect them to be settled within a year.

Property, Plant and Equipment

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at either the fair value of the assets acquired or the cost to the entity that first placed the asset in service. For constructed assets, we capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Our indirect construction costs primarily include an interest and equity return component (as more fully described below) and labor and related costs of departments associated with supporting construction activities. The indirect capitalized labor and related costs are based upon estimates of time spent supporting construction projects.

We use the composite (group) method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. The FERC-accepted depreciation rate is applied to the total cost of the group until the net book value equals the salvage value. For certain general plant, the asset is depreciated to zero. We re-evaluate depreciation rates each time we redevelop our transportation rates to file with the FERC for an increase or decrease in rates. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original cost of the assets in addition to the cost to remove, sell or dispose of the assets, less their salvage value. We do not recognize gains or losses unless we sell or retire an entire operating unit, as determined by the FERC. We generally include gains or losses on dispositions of operating units in “Operation and maintenance” expense in our Statement of Income.

We capitalize a carrying cost (an allowance for funds used during construction or AFUDC) on debt and equity funds related to the construction of long-lived assets. This carrying cost consists of a return on the investment financed by debt and a return on the investment financed by equity. The debt portion is calculated based on the average cost of debt. The equity portion is calculated based on the most recent FERC approved rate of return. During the year ended December 31, 2013, we had no capitalized AFUDC debt and equity.

Asset Retirement Obligations

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses.  We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are installed or acquired.  Amounts recorded for the related assets are increased by the amount of these obligations.  Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets.  The liabilities are eventually extinguished when the asset is taken out of service.

We are required to operate and maintain our natural gas pipelines, and intend to do so as long as supply and demand for natural gas exists, which we expect for the foreseeable future. Therefore, we believe that we cannot reasonably estimate the asset retirement obligation for the substantial majority of our assets because these assets have indeterminate lives. Accordingly, we had no recorded asset retirement obligations as of December 31, 2013. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Asset Impairments

We evaluate our assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying value based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value.

Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows. There were no impairments as of December 31, 2013.

Revenue Recognition

The fees or rates established under our tariff are a function of our cost of providing services to our customers, including a reasonable return on our invested capital. Our revenues are generated from natural gas transportation services and include estimates of amounts earned but unbilled. We estimate these unbilled revenues based on contract data, regulatory information, and preliminary throughput and allocation measurements, among other items. Revenues for all services are based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. For our transportation services, we recognize reservation revenues on firm contracted capacity ratably over the contract period regardless of the amount of natural gas that is transported. For interruptible or volumetric-based services, we record revenues when physical deliveries of natural gas are made at the agreed upon delivery point. For contracts with step-up or step-down rate provisions that are not related to changes in levels of service, we recognize reservation revenues ratably over the contract life. Gas not used in operations is based on the volumes we are allowed to retain relative to the amounts of gas we use for operating purposes. The revenues we collect may be subject to refund in a rate proceeding. We had no reserves for potential refunds as of December 31, 2013.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We generally do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable.

Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Our insurance may not cover all environmental risks and costs and/or may not provide sufficient coverage in the event an environmental claim is made against us. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities to us.

Although it is not possible to predict the ultimate outcomes, we believe that the resolution of the environmental matters, and other matters to which we are a party, will not have a material adverse effect on our business, financial position, results of operations or cash distributions. As of December 31, 2013, we had no accruals for our environmental matters.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse outcomes from orders, judgments or settlements. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such litigation based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed. As of December 31, 2013, we had no reserves for legal proceedings.

Although no assurance can be given, we believe, based on our experiences to date and that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend these matter.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue an undiscounted liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

Income Taxes

We, as a limited liability company, are not subject to federal or state income taxes. Accordingly, no provision for federal or state income taxes has been recorded in our financial statements. The tax effects of our activities accrue to our members who report on their individual federal income tax returns their share of revenues and expenses.

Regulated Operations

Our natural gas pipeline is subject to the jurisdiction of the FERC and follows the Financial Accounting Standards
Board’s accounting standards for regulated operations. Under these standards, we record regulatory assets and liabilities that would not be recorded for non-regulated entities. Regulatory assets and liabilities represent probable future revenues or expenses associated with certain charges or credits that are expected to be recovered from or refunded to customers through the rate making process. Items to which we may apply regulatory accounting requirements include certain costs related to gas not used in operations, losses on reacquired debt and other costs included in, or expected to be included in, future rates. See Note 9 for further discussion regarding our regulated operations.

Price Risk Management Activities

Our price risk management activities related to derivatives that hedged the interest rate exposure on our long-term debt prior to being de-designated as accounting hedges in February 2012 (as more fully discussed in Notes 4 and 7). We recorded our derivatives at their fair value with an offsetting amount recorded in “Regulatory assets” on our Balance Sheet. We amortize the regulatory asset with a charge to earnings over the estimated period the related interest rate swaps are settled. In February 2012, we entered into offsetting interest rate swaps to mitigate the impact of future changes in market interest rates on the original swaps. See Notes 4 and 8 for additional related information.

Accounting Standards Updates

Accounting Standards Update (ASU) No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” that became effective January 1, 2013 and that we adopted, did not have a material impact on our financial statements.

3. Property, Plant and Equipment

Classes of Assets and Depreciation Rates

As of December 31, 2013, our property, plant and equipment consisted of the following (in millions):

Transmission facilities (1)	$3,693
General plant (1)	1
Intangible plant (1)	22
Accumulated depreciation and amortization	(255)
3,461
Land	1
Construction work in progress	8
Property, plant and equipment, net	$3,470
______________

(1)	The annual depreciation rate for each asset class was approximately 2.9% for the year ended December 31, 2013.

4. Debt

We classify our debt based on the contractual maturity dates of the underlying debt instruments. We defer costs associated with debt issuance over the applicable term. These costs are then amortized as interest expense. The following table summarizes the carrying value of our outstanding debt as of December 31, 2013 (in millions):

4.5% Senior Notes due April 2017	$250
6.0% Senior Notes due April 2022	825
Credit facilities, variable due February 2017	216
1,291
Less: Current maturities	72
Total long-term debt, less current maturities	$1,219

2012 Debt Issuances and Extinguishments

In February 2012, we issued $1,075 million in senior unsecured notes consisting of $250 million of 4.5% notes due 2017 and $825 million of 6.0% notes due 2022 (collectively referred to hereafter as Senior Notes). We are required to pay approximately $44 million semi-annually on our 6.0% notes commencing October 1, 2017 and concluding on April 1, 2021, with the remaining principal amount due on the maturity date of these notes. In addition, in February 2012, we entered into a $350 million unsecured term loan credit facility, which fully amortizes over five years, and a $25 million unsecured working capital credit facility which matures in 2017 (collectively referred to hereafter as the 2012 Credit Facility). We used the net proceeds from the Senior Notes and the net proceeds from the 2012 $350 million credit facility, to repay the previously existing $1.5 billion senior secured credit facility (2010 Credit Facility).

The borrowings from our 2012 Credit Facility have an interest rate of three months London Interbank Offered Rate (LIBOR) plus a margin spread based on our credit rating. As of December 31, 2013, the borrowing rate on our term loan credit facility was approximately 1.9%. The $25 million unsecured working capital credit facility has an associated letter of credit of less than $1 million. The commitment fees are 0.25% for the unutilized commitments and 1.825% for fees associated with the letter of credit. As of December 31, 2013, we had no outstanding balance under our unsecured working capital credit facility.

The Senior Notes impose certain limitations on our ability to, among other things, incur additional indebtedness, declare or pay dividends, incur liens that secure debt, sell existing assets, make payments of principal on other debt, enter into sale-leaseback transactions and enter into businesses outside our present business. We are required to comply with certain financial covenants, including a leverage ratio of no more than 6.00 to 1.0 through December 31, 2013 and 5.50 to 1.0 thereafter. The restrictive covenants under the 2012 Credit Facility are no more restrictive than the restrictive covenants under our Senior Notes. As of December 31, 2013, we were in compliance with all of our debt covenants.

In conjunction with the repayment of the previous credit facility, we recorded a loss on debt extinguishment, comprised of unamortized debt issue costs of $44 million, which was deferred and reflected as a regulatory asset. This regulatory asset is being recovered in our rates and is amortized over the life of the new debt.

In February 2012, in conjunction with the extinguishment of our 2010 Credit Facility, our interest rate swaps were de-designated as accounting hedges because the originally forecasted hedged interest rate payments were no longer probable of occurring. In addition, we entered into offsetting interest rate swaps to mitigate the impact of future changes in market interest rates on the original swaps. For additional information related to our interest rate swaps, see Note 8.

Maturities of Debt

The scheduled maturities of our outstanding debt as of December 31, 2013 are summarized as follows (in millions):

2014	$72
2015	72
2016	72
2017	294
2018	88
Thereafter	693
Total	$1,291

5. Members’ Equity

Our membership interests consist of Class A Preferred Interest (Preferred Interest) and Class B Common Interest (Common Interest), both with equivalent voting rights. The Preferred Interest units may be voluntarily converted to Common Interests units on a one-to-one basis at any time on written notice, or shall be mandatorily converted with the satisfaction of other conditions precedent. On liquidation, Preferred Interest Members may receive a priority return of their aggregate capital contributions, or may convert to Common Interest Members and receive a pro rata share of the remaining assets of the company.

On March 27, 2013, Global Infrastructure Partners-A, L.P. and Global Infrastructure Partners-C Master Partnership, L.P. contributed all of their Preferred Interest to their indirect subsidiary, Ruby Western Pipeline Intermediate Holdings, L.L.C. Global Infrastructure Partners-B1 Master Partnership, L.P. contributed 100% of its Preferred Interest to its indirect subsidiary, Ruby Western Pipeline Intermediate Holdings B, L.L.C. As of December 31, 2013, our membership interests are summarized as follow:

	Percent of	Class A	Class B
Member	Interest	Preferred Units	Common Units
El Paso Ruby Holding Company, L.L.C.	50.00%	—	700,001,000
Ruby Western Pipeline Intermediate Holdings, L.L.C.	43.63%	610,813,823	—
Ruby Western Pipeline Intermediate Holdings B, L.L.C.	6.37%	89,187,177	—

In accordance with our limited liability company agreement, we are obligated to make quarterly distributions of available cash to our Members. Preferred Interest Members have first priority to receive a Quarterly Preference Amount principally determined by multiplying the aggregate capital contributions by the Quarterly Preference Rate, which is equivalent to 13% per annum. Thereafter, the remaining available cash is distributed to Common Interest Member.

6. Related Party Transactions
Affiliate Agreements

We have a pipeline capacity agreement with our affiliate, Wyoming Interstate Company, L.L.C. (WIC). Pursuant to this agreement, WIC agreed to offer natural gas transportation services to shippers desiring to transport natural gas volumes to the inlet of our pipeline at Opal, Wyoming by acquiring capacity on other pipelines including our former affiliate, Rockies Express Pipeline. We have agreed to reimburse WIC for any unsubscribed off-system capacity that WIC acquired. We recorded operation and maintenance expenses of approximately $1 million related to this agreement for the year ended December 31, 2013.

We have a construction management agreement and an operation and maintenance agreement with CIG Pipeline Services Company, L.L.C. (the “operator”), our affiliate. These agreements were assigned to a wholly-owned affiliate of EPB in connection with EPB's acquisition of KMI's 50% equity interest in us effective as of the close of business on April 30, 2014. Pursuant to the construction agreement, the operator assumed general responsibility to manage, administer and oversee the development and construction of our facilities, including any subsequent expansions, extensions or laterals. We agree to reimburse the operator for internal, overhead and third party costs under this agreement. We paid the operator approximately $2 million under this agreement during the year ended December 31, 2013, which was capitalized as part of property, plant and equipment.

Pursuant to the operating agreement and beginning with the in-service date, which occurred in July 2011, the operator assumed the responsibility of operating and maintaining our facilities and any subsequent facilities added for expansions, extensions or laterals as well as certain other commercial, administrative and other functions as identified in the operating agreement. We incurred charges of approximately $15 million under this agreement for the year ended December 31, 2013, which is included in “Operations and maintenance” on our Statement of Income.

Other Affiliate Transaction

In conjunction with EPB’s acquisition of KMI’s 50% equity interest in us effective as of the close of business on April 30, 2014, KMI has agreed to indemnify us with respect to a proportionate 50% share of our approximately $1.3 billion in outstanding debt as of April 30, 2014. KMI would be obligated to perform under this indemnity only if we are unable, and our assets were insufficient, to satisfy our obligations.

7. Commitments

Other Matters

We are subject to various federal laws, regulations and orders governing our construction and operation of our natural gas pipeline, including the certificate of public convenience and necessity issued by the FERC and the right-of-way grant issued by the Bureau of Land Management (BLM).  Among other things, these laws, regulations and orders require us to mitigate certain impacts arising from the construction of our pipeline and to restore habitat in and around our right-of-way to its pre-construction condition to the extent practicable. In some cases, we agreed to undertake additional mitigation measures in cooperation with various non-governmental organizations and associations to avoid the costs of construction and permitting delays. As of December 31, 2013, we accrued approximately $17 million for these matters.

Aggregate maturities of obligations related to these other matters as of December 31, 2013 for the next five years and in total thereafter are as follows (in millions):

2014	$3
2015	3
2016	3
2017	2
2018	2
Thereafter	15
28
Less: Discount	11
Total	$17

Capital Commitments

At December 31, 2013, we also had capital commitments of approximately $4 million, most of which will be spent in 2014. These commitments, required by the FERC certification process, were part of our original pipeline construction project.

8. Fair Value

As of December 31, 2013, our financial instruments measured at fair value consisted of our long-term debt and interest rate swaps. We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the estimated fair value. We estimated the fair values of our long-term debt and interest rate derivatives primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the year ended December 31, 2013, there were no changes to the inputs and valuation techniques used to measure fair value of these instruments or the levels in which they were classified.

The following table reflects the carrying amount and estimated fair value of our long-term debt as of December 31, 2013 (in millions):

	Carrying Amount	Estimated Fair Value
Long-term debt, including current maturities	$1,291	$1,350

As of December 31, 2013, the carrying amounts of cash and cash equivalents and current receivables and payables represent fair value because of the short-term nature of these instruments.

Interest Rate Derivatives

Our 2010 Credit Facility had a variable interest rate that exposed us to changes in market-based interest rates. In May 2010, we entered into interest rate swaps that began accruing interest on July 1, 2011 and converted the variable interest rate to fixed interest rates on approximately $1.1 billion of total borrowings under the 2010 Credit Facility (see Note 4). In February 2012, in conjunction with the extinguishment of the 2010 Credit Facility, we entered into approximately $1.1 billion of new offsetting interest rate swaps to mitigate the impact of future changes in interest rates. These offsetting interest rate swaps have termination dates ranging from June 2013 to June 2017. These termination dates correspond to the estimated principal outstanding on our debt over the term of these swaps. The intent of the new interest rate swaps was to offset mark-to-market changes in the original interest rate swaps through their settlement dates. However, the new offsetting interest rate swaps may not perfectly achieve the “offset objective” mainly due to the significant liability position of the original interest rate swaps as of February 10, 2012. During the year ended December 31, 2013, we recorded mark-to-market losses of approximately $2 million included within “Interest expense, net” on our Statement of Income, related to the difference between the new offsetting and original interest rate swaps.

Prior to the extinguishment of our 2010 Credit Facility, our derivatives were designated as cash flow hedges and impacted our expenses based on the nature and timing of the transaction that they hedged. Changes in the fair value of our derivatives were deferred in “Regulatory assets” to the extent they were effective, and then recognized in earnings when the hedged transactions occurred. Ineffectiveness related to our hedges was recognized in earnings as it occurred. In February 2012, in conjunction with the extinguishment of our 2010 Credit Facility, our interest rate swaps were de-designated as accounting hedges because the forecasted interest payments being hedged were no longer probable of occurring. Prior to the de-designation, there was no ineffectiveness recognized in 2012. See Note 4 for a further discussion of our debt extinguishment.

As of December 31, 2013, we presented the fair value of our interest rate derivatives on a gross basis on our accompanying Balance Sheet. None of our interest rate derivatives are subject to master netting agreements.

9. Accounting for Regulatory Activities
Regulatory Assets and Liabilities

Our regulatory asset and liability balances are recoverable or reimbursable over various periods. Below are the details of our regulatory assets and liabilities as of December 31, 2013 (in millions):

Current regulatory assets
Difference between gas retained and gas consumed in operations	$1
Unamortized loss on reacquired debt and associated interest swaps	25
Other	2
Total current regulatory assets	28
Non-current regulatory assets
Unamortized loss on reacquired debt and associated interest rate swaps	86
Total regulatory assets	$114
Current regulatory liabilities
Difference between gas retained and gas consumed in operations	1
Total current regulatory liabilities	1
Total regulatory liabilities	$1
Substantially all of our regulatory assets as of December 31, 2013 are being recovered as cost of service in our rates.
Our significant regulatory assets and liabilities include:
Difference between gas retained and gas consumed in operations. These amounts reflect the value of volumetric differences between gas retained and consumed in our operations. These amounts are not included in the rate base, but given our tariffs, are expected to be recovered from our customers or returned to our customers in subsequent fuel filing periods.

Unamortized loss on reacquired debt and associated interest rate swaps. Amount represents the deferred and unamortized portion of losses on reacquired debt and mark-to-market unrealized losses on interest rate swaps which are recovered through the cost of service over the life of the Senior Notes and 2012 Credit Facility. During 2013, we recorded approximately $29 million of amortization which was reported as “Interest expense, net” on our Statement of Income.  See Notes 4 and 8 for additional related information.

Regulatory Matters
In January 2009, we filed with the FERC for authorization to construct and operate an approximately 680-mile, 42-inch diameter interstate natural gas pipeline to extend from the Opal Hub in southwestern Wyoming to interconnections near Malin, Oregon. In 2010, we received approval from the FERC and received a right-of-way grant from the BLM, and began construction of our pipeline. In July 2011, we substantially completed construction of our pipeline and placed it into service. Several groups have filed appeals of certain approvals and actions of the BLM, the Army Corp of Engineers and the U.S. Fish and Wildlife Service related to the project. In October 2012, the Ninth Circuit issued a series of decisions which resolved in our favor many of the issues raised in the appeals, and remanded certain matters back to the permitting agencies for further review. As a result of that further review, the agencies have re-affirmed their prior approvals of the project without imposing any additional mitigation measures or requirements. In December 2013, the Ninth Circuit proceedings were terminated.

On November 20, 2012, we received notice from the FERC that it would be initiating an audit to evaluate our compliance with the accounting and reporting requirements for AFUDC. The audit covers the period from January 1, 2010 to the present and commenced in the second quarter of 2013. We anticipate it will be concluded during 2014. As the audit is ongoing, we are not aware of any issues that may materially impact our financial statements.

10. Transactions with Major Customers

For the year ended December 31, 2013, revenues from three non-affiliate customers were approximately $93 million, $65 million and $40 million, each of which exceeded 10% of our operating revenues.